(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	October 22, 2025
(630) 906-5484

Old Second Bancorp, Inc. Reports Third Quarter 2025 Net Income of $9.9 Million,

or $0.18 per Diluted Share

AURORA, IL, October 22, 2025 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the third quarter of 2025. Our net income was $9.9 million, or $0.18 per diluted share, for the third quarter of 2025, compared to net income of $21.8 million, or $0.48 per diluted share, for the second quarter of 2025, and net income of $23.0 million, or $0.50 per diluted share, for the third quarter of 2024. Results as of and for the period ending September 30, 2025 were significantly impacted by the acquisition of Bancorp Financial, Inc (“Bancorp Financial”) and its wholly owned subsidiary, Evergreen Bank Group, which closed effective July 1, 2025.

Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $28.4 million, or $0.53 per diluted share, for the third quarter of 2025, compared to $22.8 million, or $0.50 per diluted share, for the second quarter of 2025, and $24.0 million, or $0.52 per diluted share, for the third quarter of 2024. The pre-tax adjusting items impacting the third quarter of 2025 included the exclusion of $13.2 million of day two provision for credit losses recorded with our acquisition of Bancorp Financial, $389,000 of mortgage servicing rights (“MSRs”) mark to market losses, $430,000 of death benefits realized on BOLI, and $11.5 million of transaction-related expenses, net of gains on branch sales, primarily from our acquisition of Bancorp Financial. The adjusting items impacting the second quarter of 2025 included the exclusion of $531,000 of MSRs mark to market losses and $810,000 of transaction-related expenses due to our acquisition of Bancorp Financial. The adjusting item impacting the third quarter of 2024 included the exclusion of $964,000 of MSRs mark to market losses and a $12,000 death benefit related adjustment to BOLI. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 18 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income decreased $12.0 million in the third quarter of 2025 compared to the second quarter of 2025. The decrease was primarily due to a $10.3 million increase in interest expense due to a rise in deposit and borrowing balances from our acquisition of Bancorp Financial, a $17.2 million increase in provision for credit losses related to $13.2 million of day two valuations from our acquisition of Bancorp Financial and $6.5 million of provision expense, compared to $2.5 million in the prior linked quarter, related to loan growth as well as the impact of current period charge offs primarily in powersports and lease segments as well as a downgrade of one large commercial credit.  In addition,  a $19.7 million increase in noninterest expense was recorded in the third quarter of 2025, compared to the prior linked quarter, mainly due to costs incurred related to our acquisition of Bancorp Financial. The decreases to the current quarter’s net income were partially offset by a $28.8 million increase in interest and dividend income, primarily due to an increase in loan income from the loan portfolio acquired from Bancorp Financial, a $2.2 million increase in noninterest income, and a $4.2 million decrease in provision for income taxes. Net income decreased $13.1 million in the third quarter of 2025 compared to the third quarter of 2024, primarily due to an increase of $5.8 million in interest expense, a $17.7 million increase in provision for credit losses, and a $23.9 million increase in noninterest expense, all stemming from our acquisition of Bancorp Financial. The decreases in net income compared to the prior year like quarter were partially offset by a $28.0 million increase in interest and dividend income, a $2.5 million increase in noninterest income, and a $3.7 million decrease in provision for income taxes.

Operating Results

●	Third quarter 2025 net income was $9.9 million, reflecting a $12.0 million decrease from the second quarter of 2025, and a decrease of $13.1 million from the third quarter of 2024. Adjusted net income, as defined above, was $28.4 million for the third quarter of 2025, an increase of $5.5 million from adjusted net income for the second quarter of 2025, and an increase of $4.3 million from adjusted net income for the third quarter of 2024.
●	Net interest and dividend income was $82.8 million for the third quarter of 2025, reflecting an increase of $18.5 million, or 28.9%, from the second quarter of 2025, and an increase of $22.2 million, or 36.6%, from the third quarter of 2024.
●	We recorded a net provision for credit losses of $19.7 million in the third quarter of 2025 compared to a net provision for credit losses of $2.5 million in the second quarter of 2025 and net provision for credit losses of $2.0 million in the third quarter of 2024. Provision for credit loss expense in the third quarter of 2025 included the impact of the Bancorp Financial day two purchase accounting.
●	Noninterest income was $13.1 million for the third quarter of 2025, an increase of $2.2 million, or 20.3%, compared to $10.9 million for the second quarter of 2025, and an increase of $2.5 million, or 23.9%, compared to $10.6 million for the third quarter of 2024.
●	Noninterest expense was $63.2 million for the third quarter of 2025, an increase of $19.7 million, or 45.5%, compared to $43.4 million for the second quarter of 2025, and an increase of $23.9 million, or 60.7%, compared to $39.3 million for the third quarter of 2024.
●	We had a provision for income tax of $3.2 million for the third quarter of 2025, compared to a provision for income tax of $7.4 million for the second quarter of 2025 and a provision for income tax of $6.9 million for the third quarter of 2024. The effective tax rate for each of the periods presented was 24.5%, 25.3%, and 23.1%, respectively.
●	On October 21, 2025, our Board of Directors declared a cash dividend of $0.07 per share of common stock, payable on November 10, 2025, to stockholders of record as of October 31, 2025.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	September 30,	June 30,	September 30,
	2025	2025	2024
Balance sheet summary
Total assets	$6,991,754	$5,701,294	$5,671,760
Total securities available-for-sale	1,157,480	1,177,688	1,190,854
Total loans	5,265,014	3,998,667	3,991,078
Total deposits	5,760,250	4,798,439	4,465,424
Total liabilities	6,125,069	4,982,645	5,010,370
Total equity	866,685	718,649	661,390

Total tangible assets	$6,836,565	$5,588,090	$5,575,789
Total tangible equity	711,496	605,445	565,419

Income statement summary
Net interest income	$82,775	$64,234	$60,578
Provision for credit losses	19,653	2,500	2,000
Noninterest income	13,109	10,898	10,581
Noninterest expense	63,163	43,419	39,308
Net income	9,871	21,822	22,951
Effective tax rate	24.46%	25.30%	23.11%

Profitability ratios
Return on average assets (ROAA)	0.56%	1.53%	1.63%
Return on average equity (ROAE)	4.61	12.39	14.29
Net interest margin (tax-equivalent)	5.05	4.85	4.64
Efficiency ratio	64.46	55.99	53.38
Return on average tangible common equity (ROATCE) [1]	6.16	15.29	17.14
Tangible common equity to tangible assets (TCE/TA)	10.41	10.83	10.14

Per share data
Diluted earnings per share	$0.18	$0.48	$0.50
Tangible book value per share	13.51	13.44	12.61

Company capital ratios [2]
Common equity tier 1 capital ratio	12.44%	13.77%	12.86%
Tier 1 risk-based capital ratio	12.85	14.31	13.39
Total risk-based capital ratio	15.10	16.55	15.62
Tier 1 leverage ratio	11.21	11.83	11.38

Bank capital ratios [2,3]
Common equity tier 1 capital ratio	13.14%	14.02%	13.49%
Tier 1 risk-based capital ratio	13.14	14.02	13.49
Total risk-based capital ratio	14.39	14.99	14.45
Tier 1 leverage ratio	11.45	11.59	11.46

1 See the discussion entitled “Non-GAAP Presentations” below and the table on page 19 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

2 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

3 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “On July 1, 2025, we acquired Bancorp Financial, Inc., a $1.4 billion bank holding company headquartered in Oak Brook, Illinois and its subsidiary bank, Evergreen Bank Group. We are extremely excited to welcome Evergreen Bank customers and employees to the Old Second team and pleased to deliver solid core business results in the first quarter inclusive of the acquisition. We are very encouraged about the trends and momentum in both our new and existing businesses including strong loan growth, encouraging pipelines and excellent core profitability. The systems integration of the two companies was completed without significant disruption and we continue to believe the combination will deliver exceptional value in the years ahead. Our initial estimates on earnings accretion at the announcement of the transaction appear conservative as asset yields are exceeding our expectations and our teams are continuing to make progress on operational efficiencies.  We believe that the combination is exceptionally rare, for its size, in that book value dilution was relatively minimal and the deal itself substantially improves both our interest rate sensitivity position and already strong profitability. Third quarter return on average assets and return on average tangible common equity, adjusted to exclude acquisition related purchase accounting and deal costs, were 1.61% and 16.69%, respectively, the tax equivalent net interest margin was impressive at 5.05% and the efficiency ratio was a very healthy 52.10%.”

“The balance sheet as of September 30, 2025 is strong, liquid and well reserved with a common equity tier 1 ratio of 12.44%, a loan to deposit ratio of 91% and loan loss reserves to total loans of 1.43%.  Based on the strength of the balance sheet and resilient income statement trends, Old Second elected in this fourth quarter to increase the common dividend by 17%, as we continue to regularly deliver dividend growth commensurate with the bank’s performance. We believe Old Second is well prepared for any economic environment and has the resources and momentum to focus on growth and additional strategic opportunities as they present themselves.  We are excited for the future and proud of our progress in building a better Old Second for our customers, communities and stockholders.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $48.0 million at September 30, 2025, $32.2 million at June 30, 2025, and $52.3 million at September 30, 2024. Nonperforming loans, as a percent of total loans, was 0.9% at September 30, 2025, 0.8% at June 30, 2025, and 1.3% at September 30, 2024. The $15.7 million increase in the third quarter of 2025 for nonperforming loans is driven by a $13.5 million increase to loans past due 90 days or more and still accruing, primarily comprised of two legacy relationships, the largest of which is in the process of renewal, as well as $2.3 million of powersport loans. Nonaccrual loans increased $2.2 million, due to inflows of $5.3 million, primarily related to one commercial real estate – investor relationship of $1.2 million, partially offset by outflows of $3.1 million. Nonaccrual loan outflows include an $859,000 loan processed for repossession, $764,000 of partial principal reductions from payments and partial charge-offs on loans, and $853,000 of loans charged off.
●	Total loans were $5.27 billion at September 30, 2025, reflecting an increase of $1.27 billion compared to both June 30, 2025 and September 30, 2024. The increase from both prior periods is primarily driven by the $1.19 billion of loans acquired in our acquisition of Bancorp Financial. The loans acquired provided a significant increase to our consumer lending portfolio including the new powersport loan segment. Excluding loans purchased from the Bancorp Financial acquisition, organic loan growth, net of paydowns, totaled $72.3 million, or 1.8%, compared to June 30, 2025 total loans. Average loans (including loans held-for-sale) for the third quarter of 2025 totaled $5.22 billion, reflecting an increase of $1.26 billion from the second quarter of 2025, and an increase of $1.25 billion from the third quarter of 2024.
●	Available-for-sale securities totaled $1.16 billion at September 30, 2025, compared to $1.18 billion at June 30, 2025 and $1.19 billion at September 30, 2024. The unrealized mark to market loss on securities totaled $47.7 million as of September 30, 2025, compared to $54.7 million as of June 30, 2025, and $56.2 million as of September 30, 2024, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended September 30, 2025, we had security purchases of $21.2 million, security sales of $7.5 million, excluding the sale of Bancorp Financial’s $117.6 million available-for-sale securities portfolio after the acquisition closed, and security maturities, calls and paydowns of $41.1 million, compared to security purchases of $79.6 million and security maturities, calls and paydowns of $53.2 million during the quarter ended June 30, 2025. During the quarter ended September 30, 2024, we had security purchases of $22.7 million and $31.3 million of maturities, calls, and paydowns. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$119,619	$1,255	4.16	$166,366	$1,784	4.30	$48,227	$616	5.08
Securities:
Taxable	1,016,279	9,872	3.85	1,040,472	9,959	3.84	1,010,379	9,113	3.59
Non-taxable (TE)[1]	149,621	1,563	4.14	149,651	1,556	4.17	163,569	1,634	3.97
Total securities (TE)[1]	1,165,900	11,435	3.89	1,190,123	11,515	3.88	1,173,948	10,747	3.64
FHLBC and FRBC Stock	25,961	381	5.82	19,200	273	5.70	30,268	497	6.53
Loans and loans held-for-sale[1,2]	5,217,526	91,342	6.95	3,960,650	62,002	6.28	3,966,717	64,566	6.48
Total interest earning assets	6,529,006	104,413	6.34	5,336,339	75,574	5.68	5,219,160	76,426	5.83
Cash and due from banks	51,357	-	-	47,875	-	-	54,279	-	-
Allowance for credit losses on loans	(72,354)	-	-	(41,544)	-	-	(42,683)	-	-
Other noninterest earning assets	491,244	-	-	394,036	-	-	384,386	-	-
Total assets	$6,999,253			$5,736,706			$5,615,142

Liabilities and Stockholders' Equity
NOW accounts	$668,439	$825	0.49	$653,334	$681	0.42	$553,906	$714	0.51
Money market accounts	954,964	4,979	2.07	832,777	3,920	1.89	693,315	3,260	1.87
Savings accounts	1,175,011	3,239	1.09	938,836	1,005	0.43	895,086	886	0.39
Time deposits	1,347,455	10,896	3.21	695,946	4,508	2.60	651,663	5,539	3.38
Interest bearing deposits	4,145,869	19,939	1.91	3,120,893	10,114	1.30	2,793,970	10,399	1.48
Securities sold under repurchase agreements	33,382	60	0.71	35,419	56	0.63	45,420	93	0.81
Other short-term borrowings	25,978	308	4.70	-	-	-	305,489	4,185	5.45
Junior subordinated debentures	25,774	288	4.43	25,773	288	4.48	25,773	270	4.17
Subordinated debentures	59,521	547	3.65	59,500	546	3.68	59,436	547	3.66
Notes payable and other borrowings	14,806	158	4.23	-	-	-	-	-	-
Total interest bearing liabilities	4,305,330	21,300	1.96	3,241,585	11,004	1.36	3,230,088	15,494	1.91
Noninterest bearing deposits	1,782,193	-	-	1,729,287	-	-	1,691,450	-	-
Other liabilities	61,732	-	-	59,580	-	-	54,453	-	-
Stockholders' equity	849,998	-	-	706,254	-	-	639,151	-	-
Total liabilities and stockholders' equity	$6,999,253			$5,736,706			$5,615,142
Net interest income (GAAP)		$82,775			$64,234			$60,578
Net interest margin (GAAP)			5.03			4.83			4.62

Net interest income (TE)[1]		$83,113			$64,570			$60,932
Net interest margin (TE)[1]			5.05			4.85			4.64
Interest bearing liabilities to earning assets	65.94%			60.75%			61.89%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2025 and 2024. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 18 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a TE basis, which is a non-GAAP financial measure as discussed in the table on page 18, and includes loan fee income of $1.2 million for the third quarter of 2025, loan fee income of $365,000 for the second quarter of 2025, and loan fee expense of $155,000 for the third quarter of 2024. Nonaccrual loans are included in the above stated average balances.

The increased yield of 66 basis points on interest earning assets compared to the linked period was primarily driven by higher interest rate consumer credits and related accretion on the loan portfolio acquired from Bancorp Financial, as the average yield on the acquired portfolio prior to accretion was 8.65%. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 51 basis points on interest earning assets was primarily driven by increased yield on loans due to the Bancorp Financial acquisition as well as planned turnover in our securities portfolio with many older and lower yielding securities maturing and being replaced with higher yielding investments while maintaining the shorter duration portfolio composition. Average balances of loans and loans held for sale increased $1.25 billion in the third quarter of 2025 compared to the prior year like quarter, with a corresponding increase to the tax equivalent yield on the loan portfolio of 47 basis points year over year due to the Bancorp Financial acquisition. Average balances of securities available for sale decreased $8.0 million in the third quarter of 2025 compared to the prior year like quarter, but showed an increase to the tax equivalent yield on the securities available for sale portfolio of 25 basis points year over year primarily due to variable security rate resets and higher yielding investments.

Average balances of interest bearing deposit accounts have increased significantly since the second quarter of 2025 through the third quarter of 2025, from $3.12 billion to $4.15 billion, as all average interest bearing deposit account categories increased as a result of the Bancorp Financial acquisition. The Bancorp Financial acquisition drove the increase in interest bearing deposit expenses of $9.8 million compared to the prior linked quarter, which increased the cost of interest bearing deposits from 130 basis points for the quarter ended June 30, 2025, to 191 basis points for the quarter ended September 30, 2025. We will continue to control the cost of funds by monitoring market activity as well as allowing previous exception-priced deposits to runoff naturally. A 66 basis point increase in savings accounts and a 61 basis point increase in time deposits for the quarter ended September 30, 2025 drove a significant portion of the increase from the prior linked quarter, as a majority of the accounts assumed from Bancorp Financial were within these deposit categories. The cost of interest bearing deposits increased 43 basis points for the quarter ended September 30, 2025 from 148 basis points for the quarter ended September 30, 2024. A 20 basis point increase in the cost of money market accounts and a 70 basis point increase in savings accounts drove a significant portion of the overall increase from the prior year like quarter.

Borrowing costs increased in the third quarter of 2025, compared to the second quarter of 2025, primarily due to the $26.0 million increase in average other short-term borrowings stemming from an increase in average daily FHLB advances over the prior linked quarter as well as $14.8 million in notes payable and other borrowings due to long term FHLB advances assumed from Bancorp Financial. The decrease of $279.5 million year over year of average FHLB advances was based on daily liquidity needs due to the changes in the funding mix as a result of recent acquisitions and was the primary driver of the $3.9 million decrease to interest expense on other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented.

Our net interest margin, for both GAAP and TE presentations, showed noticeable growth over the prior linked quarter periods and over the prior year like quarter presented above. Our net interest margin (GAAP) increased 20 basis points to 5.03% for the third quarter of 2025, compared to 4.83% for the second quarter of 2025, and increased 41 basis points compared to 4.62% for the third quarter of 2024. Our net interest margin (TE) increased 20 basis points to 5.05% for the third quarter of 2025, compared to 4.85% for the second quarter of 2025, and increased 41 basis points compared to 4.64% for the third quarter of 2024. The increase in net interest margin for the third quarter of 2025, compared to the prior linked quarter, was driven by the Bancorp Financial acquisition, market interest rates, and one more day in the period with larger interest earning asset balances. The net interest margin increased in the third quarter of 2025, compared to the prior year like quarter, primarily due to the Bancorp Financial acquisition, higher security yields, and the decrease in average other short-term borrowings and the corresponding reduction in interest expense. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 18 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				September 30, 2025
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2024
Wealth management	$3,515	$3,103	$2,787	13.3	26.1
Service charges on deposits	2,920	2,788	2,646	4.7	10.4
Residential mortgage banking revenue
Secondary mortgage fees	92	84	84	9.5	9.5
MSRs mark to market loss	(389)	(531)	(964)	26.7	59.6
Mortgage servicing income	469	472	466	(0.6)	0.6
Net gain on sales of mortgage loans	620	550	507	12.7	22.3
Total residential mortgage banking revenue	792	575	93	37.7	751.6
Securities gains, net	(1)	-	(1)	(100.0)	-
Change in cash surrender value of BOLI	1,175	690	860	70.3	36.6
Death benefit realized on BOLI	430	-	12	100.0	N/M
Card related income	2,739	2,716	2,589	0.8	5.8
Other income	1,539	1,026	1,595	50.0	(3.5)
Total noninterest income	$13,109	$10,898	$10,581	20.3	23.9

N/M - Not meaningful

Noninterest income increased $2.2 million, or 20.3%, in the third quarter of 2025, compared to the second quarter of 2025, and increased $2.5 million, or 23.9%, compared to the third quarter of 2024. The increase from the second quarter of 2025 was primarily driven by a $412,000 increase in wealth management income based on continued growth in the advisory and estate planning, a $485,000 increase in the cash surrender value of BOLI due to changes in market interest rates, a $430,000 death benefit realized on BOLI recorded during the quarter, and a $513,000 increase in other income driven by powersport fees provided by the legacy Bancorp Financial loan portfolio acquired.

The increase in noninterest income of $2.5 million in the third quarter of 2025, compared to the third quarter of 2024, is primarily due to a $728,000 increase in wealth management income from growth in advisory and estate fees, a $315,000 increase in the cash surrender value of BOLI due to changes in market interest rates, and a $430,000 death benefit realized on BOLI recorded in the third quarter of 2025, compared to a $12,000 death benefit adjustment recorded in the third quarter of 2024. Also contributing to the increase in noninterest income during the quarter was a $699,000 increase in residential mortgage banking revenue mainly due to a $575,000 increase in MSRs mark to market valuations.

Noninterest Expense

				September 30, 2025
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2024
Salaries	$31,360	$19,119	$17,665	64.0	77.5
Officers' incentive	3,279	2,921	2,993	12.3	9.6
Benefits and other	5,084	4,910	4,018	3.5	26.5
Total salaries and employee benefits	39,723	26,950	24,676	47.4	61.0
Occupancy, furniture and equipment expense	4,937	4,477	3,876	10.3	27.4
Computer and data processing	4,002	2,692	2,375	48.7	68.5
FDIC insurance	854	642	632	33.0	35.1
Net teller & bill paying	691	670	570	3.1	21.2
General bank insurance	437	328	320	33.2	36.6
Amortization of core deposit intangible asset	1,251	1,022	570	22.4	119.5
Advertising expense	545	320	299	70.3	82.3
Card related expense	1,708	1,489	1,458	14.7	17.1
Legal fees	432	388	202	11.3	113.9
Consulting & management fees	2,471	527	480	368.9	414.8
Other real estate owned expense, net	128	35	242	265.7	(47.1)
Other expense	5,984	3,879	3,608	54.3	65.9
Total noninterest expense	$63,163	$43,419	$39,308	45.5	60.7
Efficiency ratio (GAAP)[1]	64.46%	55.99%	53.38%
Adjusted efficiency ratio (non-GAAP)[2]	52.10%	54.54%	52.31%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities, death benefit realized on BOLI, as applicable, and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition expenses, net of gain or loss on branch sales, divided by the sum of net interest income on a fully TE basis, total noninterest income less net gains or losses on securities, death benefit realized on BOLI, as applicable, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI. See the discussion entitled “Non-GAAP Presentations” below and the table on page 19 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the third quarter of 2025 increased $19.7 million, or 45.5%, compared to the second quarter of 2025, and increased $23.9 million, or 60.7%, compared to the third quarter of 2024. The increase in the third quarter of 2025, compared to the second quarter of 2025, was primarily attributable to a $12.8 million increase in salaries and employee benefits, of which $8.4 million was due to change in control, retention, and severance payouts related to the Bancorp Financial acquisition. The increase in the third quarter of 2025 was also attributable to a $1.3 million increase in computer and data processing expenses, a $1.9 million increase in consulting & management fees, and a $2.1 million increase in other expenses, which were primarily due to costs incurred as a result of our acquisition of Bancorp Financial.

The year over year increase in noninterest expense is primarily attributable to a $15.0 million increase in salaries and employee benefits, primarily due to $8.4 million of change in control, retention, and severance payouts related to the Bancorp Financial acquisition as well as increases in annual base salary rates, officers’ incentives, and restricted stock expense in the third quarter of 2025. Also contributing to the increase was a $1.1 million increase in occupancy, furniture and equipment, a $1.6 million increase in computer and data processing expenses, a $681,000 increase in core deposit intangible, a $2.0 million increase in consulting & management fees, and a $2.4 million increase in other expense primarily due to the effect of the First Merchants (“FRME”) branches purchased in December 2024 as well as costs associated with our acquisition of Bancorp Financial.

Earning Assets

				September 30, 2025
Loans	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2024
Commercial	$786,095	$718,927	$814,668	9.3	(3.5)
Leases	550,201	524,513	458,317	4.9	20.0
Commercial real estate – investor	1,257,328	1,118,782	1,045,060	12.4	20.3
Commercial real estate – owner occupied	680,412	652,449	718,265	4.3	(5.3)
Construction	176,387	251,692	206,458	(29.9)	(14.6)
Residential real estate – investor	69,362	50,976	50,332	36.1	37.8
Residential real estate – owner occupied	231,547	220,672	208,227	4.9	11.2
Multifamily	378,213	333,787	375,394	13.3	0.8
HELOC	234,885	111,265	102,611	111.1	128.9
Powersport	715,498	-	-	N/M	N/M
Other[1]	185,086	15,604	11,746	N/M	N/M
Total loans	$5,265,014	$3,998,667	$3,991,078	31.7	31.9

N/M - Not meaningful

1 Other class includes consumer loans, such as collector cars, manufactured homes, and solar loans, as well as overdrafts.

Total loans increased by $1.27 billion at September 30, 2025, compared to both June 30, 2025, and September 30, 2024. The increase to total loans compared to both periods presented is primarily due to the $1.19 billion portfolio acquired from Bancorp Financial which expanded our consumer lending and added the powersport segment. Excluding the acquisition, the Bank achieved organic loan growth, net of paydowns, of $72.3 million in the third quarter of 2025 compared to the linked quarter, primarily driven by commercial, leases, and commercial real estate.

				September 30, 2025
Securities	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2024
Securities available-for-sale, at fair value
U.S. Treasury	$190,670	$190,446	$194,188	0.1	(1.8)
U.S. government agencies	38,264	38,141	37,976	0.3	0.8
U.S. government agency mortgage-backed	93,051	96,083	96,413	(3.2)	(3.5)
States and political subdivisions	210,675	208,814	224,795	0.9	(6.3)
Collateralized mortgage obligations	378,236	395,014	384,271	(4.2)	(1.6)
Asset-backed securities	47,802	48,119	63,947	(0.7)	(25.2)
Collateralized loan obligations	198,098	201,071	189,264	(1.5)	4.7
Equity securities	684	-	-	100.0	100.0
Total securities available-for-sale	$1,157,480	$1,177,688	$1,190,854	(1.7)	(2.8)

Our securities available-for-sale portfolio totaled $1.16 billion as of September 30, 2025, reflecting a decrease of $20.2 million from June 30, 2025, and a decrease of $33.4 million from September 30, 2024.  The portfolio continues to consist of high-quality fixed rate and floating rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				September 30, 2025
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2024
Nonaccrual loans	$34,126	$31,902	$52,171	7.0	(34.6)
Loans past due 90 days or more and still accruing interest	13,859	345	109	N/M	N/M
Total nonperforming loans	47,985	32,247	52,280	48.8	(8.2)
Other real estate owned	6,416	6,486	8,202	(1.1)	(21.8)
Repossessed Assets (1)	2,088	234	-	792.3	N/M
Total nonperforming assets	$56,489	$38,967	$60,482	45.0	(6.6)

30-89 days past due loans and still accruing interest	$22,415	$14,652	$28,480
Nonaccrual loans to total loans	0.6%	0.8%	1.3%
Nonperforming loans to total loans	0.9%	0.8%	1.3%
Nonperforming assets to total loans plus OREO and repossessed assets	1.1%	1.0%	1.5%
Purchased credit-deteriorated loans to total loans	1.6%	0.2%	0.4%

Allowance for credit losses	$75,037	$42,990	$44,422
Allowance for credit losses to total loans	1.4%	1.1%	1.1%
Allowance for credit losses to nonaccrual loans	219.9%	134.8%	85.1%

N/M - Not meaningful.

1 Repossessed assets are reported in other assets.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest. Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban, ABC Bank, and Bancorp Financial totaled $84.7 million, net of purchase accounting adjustments, at September 30, 2025. No PCD loans were acquired with our First Merchants branch acquisition. PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				September 30, 2025
Classified loans	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2024
Commercial	$50,680	$23,354	$35,043	117.0	44.6
Leases	1,277	1,346	746	(5.1)	71.2
Commercial real estate – investor	2,853	14,752	21,652	(80.7)	(86.8)
Commercial real estate – owner occupied	72,020	51,335	41,820	40.3	72.2
Construction	1,612	1,624	5,765	(0.7)	(72.0)
Residential real estate – investor	1,228	1,201	1,180	2.2	4.1
Residential real estate – owner occupied	1,839	1,707	2,612	7.7	(29.6)
Multifamily	1,183	1,099	3,269	7.6	(63.8)
HELOC	1,538	1,180	736	30.3	109.0
Powersport	-	-	-	-	-
Other[1]	30	22	-	36.4	N/M
Total classified loans	$134,260	$97,620	$112,823	37.5	19.0

N/M - Not meaningful.

1 Other class includes consumer loans such as collector cars, manufactured homes, solar loans, and overdrafts.

Classified loans as of September 30, 2025 increased by $36.6 million from June 30, 2025, and increased by $21.4 million from September 30, 2024. The net increase from the second quarter of 2025 included inflows of $62.9 million, driven by downgrades of two commercial relationships for $19.9 million, five commercial real estate – owner occupied relationships for $17.6 million, and 14 loans acquired from Bancorp Financial for $10.7 million. The increase of classified loans in the third quarter of 2025 were offset by $26.2 million of outflows, which primarily consist of $14.2 million of paid off loans, $8.9 million of loans upgraded, and $948,000 of loan charge-offs. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy.

Allowance for Credit Losses on Loans and Unfunded Commitments

At September 30, 2025, our allowance for credit losses (“ACL”) on loans totaled $75.0 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.3 million. In relation to the acquisition, we recorded a day one purchase accounting credit mark of $17.5 million and a day two non-PCD provision expense of $13.2 million based on our assessment of the acquired loans. The third quarter of 2025 standard provision expense consisted of a $6.5 million provision for credit losses on loans, and a $38,000 provision for credit losses on unfunded commitments. The increased provision for credit losses for the third quarter of 2025 is driven by current period charge-offs within the powersports and lease portfolios as well as a downgrade to substandard on one large commercial credit. The increase in ACL on unfunded commitments was primarily due to an adjustment to historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation. We recorded net charge-offs of $5.1 million in the third quarter of 2025, primarily within the powersport portfolio. The second quarter of 2025 provision expense of $2.5 million consisted of a $2.2 million provision for credit losses on loans, and $277,000 provision for credit losses on unfunded commitments. We recorded net charge-offs of $785,000 in the second quarter of 2025. In the third quarter of 2024, we recorded a provision expense of $2.0 million, which consisted of a $2.0 million provision for credit losses on loans and a $2,000 provision for credit losses on unfunded commitments. We recorded net recoveries of $155,000 in the third quarter of 2024. Our ACL on loans to total loans was 1.4% as of September 30, 2025, and 1.1% as of both June 30, 2025, and September 30, 2024.

The ACL on unfunded commitments totaled $2.3 million as of both September 30, 2025 and June 30, 2025, and $2.5 million as of September 30, 2024.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	September 30,	% of	June 30,	% of	September 30,	% of
	2025	Total [2]	2025	Total [2]	2024	Total [2]
Commercial	$385	7.5	$1,093	139.2	$(7)	4.5
Leases	848	16.6	(3)	(0.4)	43	(27.7)
Commercial real estate – Investor	(15)	(0.3)	(14)	(1.8)	(149)	96.1
Commercial real estate – Owner occupied	(2)	-	(1)	(0.1)	(44)	28.4
Construction	(46)	(0.9)	(337)	(42.9)	-	-
Residential real estate – Investor	(2)	-	(2)	(0.3)	(18)	11.6
Residential real estate – Owner occupied	(7)	(0.1)	(8)	(1.0)	(11)	7.1
Multifamily	181	3.5	-	-	-	-
HELOC	(19)	(0.4)	(10)	(1.3)	(14)	9.0
Powersport	2,980	58.3	-	-	-	-
Other [1]	805	15.8	67	8.6	45	(29.0)
Net charge–offs / (recoveries)	$5,108	100.0	$785	100.0	$(155)	100.0

1 Other class includes consumer loans, such as collector cars and solar loans, and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the third quarter of 2025 were $6.0 million, compared to $1.2 million for the second quarter of 2025 and $165,000 for the third quarter of 2024. Gross recoveries were $938,000 for the third quarter of 2025, compared to $447,000 for the second quarter of 2025, and $320,000 for the third quarter of 2024. Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs, however, recoveries cannot be forecasted or expected at the same pace in the future.

Deposits

Total deposits were $5.76 billion at September 30, 2025, an increase of $961.8 million, or 20.0%, compared to $4.80 billion at June 30, 2025, as a result of deposits assumed from Bancorp Financial. All deposit categories increased due to the assumed deposits, the largest being time deposits which increased $564.1 million followed by savings with an increase of $213.5 million.

Total quarterly average deposits for the year over year period increased $1.44 billion, or 32.2%, driven by an increase in average time deposits of $695.8 million, NOW and money markets combined of $376.2 million, savings accounts of $279.9 million, and demand deposits of $90.7 million. The overall increase in quarterly average deposits for the year over year period was primarily due to the acquisition of First Merchants branches in December 2024 and Bancorp Financial in July 2025. Our quarterly average time deposits as of September 30, 2025 include $96.9 million of brokered deposits, compared to none at September 30, 2024. These brokered deposits were assumed with the acquisition of Bancorp Financial and are running off over the next few years.

Borrowings

As of September 30, 2025, significant changes included $165.0 million in other short-term borrowings, compared to no short-term borrowings as of June 30, 2025 and $335.0 million as of September 30, 2024, all of which were short-term FHLB advances. In addition, we had $15.0 million of long-term FHLB advances assumed with the Bancorp Financial acquisition, which are reported in notes payable and other borrowings on the balance sheet.

Capital

During the third quarter of 2025, the Company issued 7.9 million common shares with a par value of $1.00 per share to existing shareholders of Bancorp Financial as part of the acquisition. The newly issued shares provided $140.5 million of capital. In addition, as part of the Company’s common stock Repurchase Program, as approved by the board of directors on December 17, 2024, the Company repurchased 326,854 shares at $18.00 per share for a total reduction to capital of $5.9 million during the third quarter of 2025, as these shares are held in treasury stock.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 8.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 18 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “build,” and “near” or other statements that indicate future periods, such as “positioning” or “integration”. Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, balance sheet growth, building capital, and statements regarding the anticipated strategic and financial benefits of our acquisition of Bancorp Financial, including integration progress and competitive positioning. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as government shutdowns, trade disputes, epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation, and disruptions caused from widespread cybersecurity incidents. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, October 23, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss our third quarter 2025 financial results. Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 740004. Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on October 30, 2025, by dialing 877-481-4010, using Conference ID: 53047.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2025	2024
Assets
Cash and due from banks	$53,099	$52,175
Interest earning deposits with financial institutions	63,426	47,154
Cash and cash equivalents	116,525	99,329
Securities available-for-sale, at fair value	1,157,480	1,161,701
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	28,282	19,441
Loans held-for-sale	1,463	1,556
Loans	5,265,014	3,981,336
Less: allowance for credit losses on loans	75,037	43,619
Net loans	5,189,977	3,937,717
Premises and equipment, net	87,714	87,311
Other real estate owned	6,416	21,617
Mortgage servicing rights, at fair value	9,549	10,374
Goodwill	130,262	93,260
Core deposit intangible	24,927	22,031
Bank-owned life insurance (“BOLI”)	129,057	112,751
Deferred tax assets, net	33,374	26,619
Other assets	76,728	55,670
Total assets	$6,991,754	$5,649,377

Liabilities
Deposits:
Noninterest bearing demand	$1,738,028	$1,704,920
Interest bearing:
Savings, NOW, and money market	2,763,990	2,315,134
Time	1,258,232	748,677
Total deposits	5,760,250	4,768,731
Securities sold under repurchase agreements	24,290	36,657
Other short-term borrowings	165,000	20,000
Junior subordinated debentures	25,774	25,773
Subordinated debentures	59,531	59,467
Notes payable and other borrowings	14,812	-
Other liabilities	75,412	67,715
Total liabilities	6,125,069	4,978,343

Stockholders’ Equity
Common stock	53,015	44,908
Additional paid-in capital	340,108	205,284
Retained earnings	512,131	469,165
Accumulated other comprehensive loss, net	(32,294)	(47,748)
Treasury stock	(6,275)	(575)
Total stockholders’ equity	866,685	671,034
Total liabilities and stockholders’ equity	$6,991,754	$5,649,377

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest and dividend income
Loans, including fees	$91,301	$64,528	$214,850	$189,352
Loans held-for-sale	31	27	92	60
Securities:
Taxable	9,872	9,113	29,058	25,757
Tax exempt	1,235	1,291	3,724	3,889
Dividends from FHLBC and FRBC stock	381	497	1,127	1,716
Interest bearing deposits with financial institutions	1,255	616	4,027	1,851
Total interest and dividend income	104,075	76,072	252,878	222,625
Interest expense
Savings, NOW, and money market deposits	9,043	4,860	19,562	13,214
Time deposits	10,896	5,539	20,233	14,541
Securities sold under repurchase agreements	60	93	184	262
Other short-term borrowings	308	4,185	325	12,080
Junior subordinated debentures	288	270	864	838
Subordinated debentures	547	547	1,639	1,639
Notes payable and other borrowings	158	-	158	-
Total interest expense	21,300	15,494	42,965	42,574
Net interest and dividend income	82,775	60,578	209,913	180,051
Provision for credit losses	19,653	2,000	24,553	9,250
Net interest and dividend income after provision for credit losses	63,122	58,578	185,360	170,801
Noninterest income
Wealth management	3,515	2,787	9,707	8,127
Service charges on deposits	2,920	2,646	8,427	7,569
Secondary mortgage fees	92	84	249	199
Mortgage servicing rights mark to market loss	(389)	(964)	(1,490)	(1,108)
Mortgage servicing income	469	466	1,421	1,467
Net gain on sales of mortgage loans	620	507	1,634	1,289
Securities gains, net	(1)	(1)	(1)	-
Change in cash surrender value of BOLI	1,175	860	2,363	2,852
Death benefit realized on BOLI	430	12	430	905
Card related income	2,739	2,589	7,867	7,542
Other income	1,539	1,595	3,601	3,367
Total noninterest income	13,109	10,581	34,208	32,209
Noninterest expense
Salaries and employee benefits	39,723	24,676	93,666	72,412
Occupancy, furniture and equipment	4,937	3,876	13,962	11,702
Computer and data processing	4,002	2,375	9,042	6,814
FDIC insurance	854	632	2,124	1,915
Net teller & bill paying	691	570	2,019	1,669
General bank insurance	437	320	1,095	941
Amortization of core deposit intangible	1,251	570	3,310	1,724
Advertising expense	545	299	1,032	963
Card related expense	1,708	1,458	4,577	4,058
Legal fees	432	202	1,292	666
Consulting & management fees	2,471	480	3,424	1,613
Other real estate expense, net	128	242	2,036	201
Other expense	5,984	3,608	13,508	10,748
Total noninterest expense	63,163	39,308	151,087	115,426
Income before income taxes	13,068	29,851	68,481	87,584
Provision for income taxes	3,197	6,900	16,958	21,430
Net income	$9,871	$22,951	$51,523	$66,154

Basic earnings per share	$0.19	$0.52	$1.08	$1.48
Diluted earnings per share	0.18	0.50	1.06	1.45
Dividends declared per share	0.06	0.05	0.18	0.15

Ending common shares outstanding	52,664,535	44,851,091	52,664,535	44,851,091
Weighted-average basic shares outstanding	52,686,391	44,850,325	47,597,529	44,818,693
Weighted-average diluted shares outstanding	53,509,690	45,679,140	48,385,283	45,628,606

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2025			2024
Assets	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Cash and due from banks	$51,357	$47,875	$52,550	$54,340	$54,279	$54,286	$54,533
Interest earning deposits with financial institutions	119,619	166,366	97,645	49,757	48,227	50,740	48,088
Cash and cash equivalents	170,976	214,241	150,195	104,097	102,506	105,026	102,621

Securities available-for-sale, at fair value	1,165,900	1,190,123	1,181,257	1,180,024	1,173,948	1,179,430	1,182,888
FHLBC and FRBC stock	25,961	19,200	19,441	27,493	30,268	27,574	31,800
Loans held-for-sale	1,975	2,375	1,343	2,027	1,557	1,050	746
Loans	5,215,551	3,958,275	3,957,730	4,001,014	3,965,160	3,957,454	4,018,631
Less: allowance for credit losses on loans	72,354	41,544	43,543	45,040	42,683	43,468	44,295
Net loans	5,143,197	3,916,731	3,914,187	3,955,974	3,922,477	3,913,986	3,974,336

Premises and equipment, net	88,304	87,081	87,709	84,364	82,977	82,332	80,493
Other real estate owned	6,464	2,099	13,388	20,136	7,471	4,657	5,123
Mortgage servicing rights, at fair value	9,632	9,856	10,211	10,060	10,137	10,754	10,455
Goodwill	127,873	93,232	93,253	88,320	86,477	86,477	86,477
Core deposit intangible	25,539	20,462	21,490	12,799	9,768	10,340	10,913
Bank-owned life insurance ("BOLI")	128,870	113,326	112,848	112,243	110,901	110,440	109,867
Deferred tax assets, net	30,375	23,549	25,489	23,549	25,666	32,969	31,323
Other assets	74,187	44,431	43,506	43,572	50,989	50,423	49,681
Total other assets	491,244	394,036	407,894	395,043	384,386	388,392	384,332
Total assets	$6,999,253	$5,736,706	$5,674,317	$5,664,658	$5,615,142	$5,615,458	$5,676,723

Liabilities
Deposits:
Noninterest bearing demand	$1,782,193	$1,729,287	$1,703,382	$1,712,106	$1,691,450	$1,769,543	$1,819,476
Interest bearing:
Savings, NOW, and money market	2,798,414	2,424,947	2,370,408	2,195,608	2,142,307	2,195,898	2,202,485
Time	1,347,455	695,946	725,314	692,001	651,663	610,705	558,463
Total deposits	5,928,062	4,850,180	4,799,104	4,599,715	4,485,420	4,576,146	4,580,424

Securities sold under repurchase agreements	33,382	35,419	34,529	39,982	45,420	37,430	30,061
Other short-term borrowings	25,978	-	1,444	204,783	305,489	242,912	332,198
Junior subordinated debentures	25,774	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,521	59,500	59,478	59,457	59,436	59,414	59,393
Notes payable and other borrowings	14,806		-	-	-	-	-
Other liabilities	61,732	59,580	70,411	67,067	54,453	68,530	60,024
Total liabilities	6,149,255	5,030,452	4,990,739	4,996,777	4,975,991	5,010,205	5,087,873

Stockholders' equity
Common stock	53,015	45,094	45,028	44,908	44,908	44,908	44,787
Additional paid-in capital	339,612	205,706	205,433	205,356	204,558	203,654	202,688
Retained earnings	500,075	497,224	479,011	462,631	443,435	424,262	405,201
Accumulated other comprehensive loss	(36,823)	(41,080)	(44,853)	(44,251)	(52,907)	(66,682)	(63,365)
Treasury stock	(5,881)	(690)	(1,041)	(763)	(843)	(889)	(461)
Total stockholders' equity	849,998	706,254	683,578	667,881	639,151	605,253	588,850
Total liabilities and stockholders' equity	$6,999,253	$5,736,706	$5,674,317	$5,664,658	$5,615,142	$5,615,458	$5,676,723

Total Earning Assets	$6,529,006	$5,336,339	$5,257,416	$5,260,315	$5,219,160	$5,216,248	$5,282,153
Total Interest Bearing Liabilities	4,305,330	3,241,585	3,216,946	3,217,604	3,230,088	3,172,132	3,208,373

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

		2025		2024
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$91,301	$61,954	$61,595	$63,967	$64,528	$62,151	$62,673
Loans held-for-sale	31	39	22	34	27	19	14
Securities:
Taxable	9,872	9,959	9,227	8,899	9,113	8,552	8,092
Tax exempt	1,235	1,229	1,260	1,275	1,291	1,292	1,306
Dividends from FHLB and FRBC stock	381	273	473	562	497	584	635
Interest bearing deposits with financial institutions	1,255	1,784	988	542	616	625	610
Total interest and dividend income	104,075	75,238	73,565	75,279	76,072	73,223	73,330
Interest Expense
Savings, NOW, and money market deposits	9,043	5,606	4,913	4,652	4,860	4,317	4,037
Time deposits	10,896	4,508	4,829	5,606	5,539	4,961	4,041
Securities sold under repurchase agreements	60	56	68	75	93	83	86
Other short-term borrowings	308	-	17	2,527	4,185	3,338	4,557
Junior subordinated debentures	288	288	288	289	270	288	280
Subordinated debentures	547	546	546	546	547	546	546
Notes payable and other borrowings	158	-	-	-	-	-	-
Total interest expense	21,300	11,004	10,661	13,695	15,494	13,533	13,547
Net interest and dividend income	82,775	64,234	62,904	61,584	60,578	59,690	59,783
Provision for credit losses	19,653	2,500	2,400	3,500	2,000	3,750	3,500
Net interest and dividend income after provision for credit losses	63,122	61,734	60,504	58,084	58,578	55,940	56,283
Noninterest Income
Wealth management	3,515	3,103	3,089	3,299	2,787	2,779	2,561
Service charges on deposits	2,920	2,788	2,719	2,657	2,646	2,508	2,415
Secondary mortgage fees	92	84	73	88	84	65	50
Mortgage servicing rights mark to market (loss) gain	(389)	(531)	(570)	385	(964)	(238)	94
Mortgage servicing income	469	472	480	475	466	513	488
Net gain on sales of mortgage loans	620	550	464	516	507	468	314
Securities (losses) gains, net	(1)	-	-	-	(1)	-	1
Change in cash surrender value of BOLI	1,175	690	498	767	860	820	1,172
Death benefit realized on BOLI	430	-	-	-	12	893	-
Card related income	2,739	2,716	2,412	2,572	2,589	2,577	2,376
Other income	1,539	1,026	1,036	851	1,595	742	1,030
Total noninterest income	13,109	10,898	10,201	11,610	10,581	11,127	10,501
Noninterest Expense
Salaries and employee benefits	39,723	26,950	26,993	25,613	24,676	23,424	24,312
Occupancy, furniture and equipment	4,937	4,477	4,548	4,457	3,876	3,899	3,927
Computer and data processing	4,002	2,692	2,348	2,659	2,375	2,184	2,255
FDIC insurance	854	642	628	628	632	616	667
Net teller & bill paying	691	670	658	575	570	578	521
General bank insurance	437	328	330	327	320	312	309
Amortization of core deposit intangible	1,251	1,022	1,037	716	570	574	580
Advertising expense	545	320	167	280	299	472	192
Card related expense	1,708	1,489	1,380	1,497	1,458	1,323	1,277
Legal fees	432	388	472	660	202	238	226
Consulting & management fees	2,471	527	426	883	480	797	336
Other real estate expense, net	128	35	1,873	2,019	242	(87)	46
Other expense	5,984	3,879	3,645	4,008	3,608	3,547	3,593
Total noninterest expense	63,163	43,419	44,505	44,322	39,308	37,877	38,241
Income before income taxes	13,068	29,213	26,200	25,372	29,851	29,190	28,543
Provision for income taxes	3,197	7,391	6,370	6,262	6,900	7,299	7,231
Net income	$9,871	$21,822	$19,830	$19,110	$22,951	$21,891	$21,312

Basic earnings per share (GAAP)	$0.19	$0.49	$0.44	$0.42	$0.52	$0.48	$0.48
Diluted earnings per share (GAAP)	0.18	0.48	0.43	0.42	0.50	0.48	0.47
Dividends paid per share	0.06	0.06	0.06	0.06	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Net Income
Income before income taxes (GAAP)	$13,068	$29,213	$29,851
Pre-tax income adjustments:
Provision for credit losses - Day Two	13,153	-	-
Death benefit related to BOLI	(430)	-	(12)
MSR losses	389	531	964
Merger related costs, net of gains on branch sales	11,508	810	471
Adjusted net income before taxes	37,688	30,554	31,274
Taxes on adjusted net income [1]	9,325	7,730	7,232
Adjusted net income (non-GAAP)	$28,363	$22,824	$24,042

Basic earnings per share (GAAP)	$0.19	$0.44	$0.52
Diluted earnings per share (GAAP)	0.18	0.43	0.50
Adjusted basic earnings per share (non-GAAP)	0.54	0.46	0.54
Adjusted diluted earnings per share (non-GAAP)	0.53	0.45	0.52

Total average assets	6,999,253	5,736,706	5,615,142

Adjusted return on average assets (non-GAAP)	1.61%	1.60%	1.70%

1 Adjusted net income for the quarter ended September 30, 2025 uses a blended income tax rate of 24.74%, which is slightly higher than the effective tax rate utilized for GAAP earnings due to the tax treatment of certain acquisition related costs.

	Quarters Ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Net Interest Margin
Interest income (GAAP)	$104,075	$75,238	$76,072
Taxable-equivalent adjustment:
Loans	10	9	11
Securities	328	327	343
Interest income (TE)	104,413	75,574	76,426
Interest expense (GAAP)	21,300	11,004	15,494
Net interest income (TE)	$83,113	$64,570	$60,932
Net interest income (GAAP)	$82,775	$64,234	$60,578
Average interest earning assets	$6,529,006	$5,336,339	$5,219,160
Net interest margin (TE)	5.05%	4.85%	4.64%
Net interest margin (GAAP)	5.03%	4.83%	4.62%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2025	2024
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$63,163	$43,419	$39,308	$63,163	$43,419	$39,308
Less amortization of core deposit	1,251	1,022	570	1,251	1,022	570
Less other real estate expense, net	128	35	242	128	35	242
Less merger related costs, net of gains on branch sales	N/A	N/A	N/A	11,508	810	471
Noninterest expense less adjustments	$61,784	$42,362	$38,496	$50,276	$41,552	$38,025

Net interest income	$82,775	$64,234	$60,578	$82,775	$64,234	$60,578
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	10	9	11
Securities	N/A	N/A	N/A	328	327	343
Net interest income including adjustments	82,775	64,234	60,578	83,113	64,570	60,932
Noninterest income	13,109	10,898	10,581	13,109	10,898	10,581
Less death benefit related to BOLI	430	-	12	430	-	12
Less securities gains	(1)	-	(1)	(1)	-	(1)
Less MSRs mark to market losses	(389)	(531)	(964)	(389)	(531)	(964)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	312	184	229
Noninterest income including adjustments	13,069	11,429	11,534	13,381	11,613	11,763

Net interest income including adjustments plus noninterest income including adjustments	$95,844	$75,663	$72,112	$96,494	$76,183	$72,695
Efficiency ratio / Adjusted efficiency ratio	64.46%	55.99%	53.38%	52.10%	54.54%	52.31%

N/A - Not applicable.

	Quarters Ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Adjusted Return on Average Tangible Common Equity Ratio

Net income (loss) (GAAP)	$9,871	$21,822	$22,951

Income before income taxes (GAAP)	$13,068	$29,213	$29,851
Pre-tax income adjustments:
Provision for credit losses - Day Two	13,153	-	-
MSR losses (gains)	389	531	964
Merger-related costs, net of gains on branch sales	11,508	810	471
Death benefit related on BOLI	(430)	-	(12)
Amortization of core deposit intangibles	1,251	1,022	570
Adjusted net income, excluding intangibles amortization, before taxes	38,939	31,576	31,844
Taxes on adjusted net income [1]	9,631	7,989	7,363
Adjusted net income, excluding intangibles amortization (non-GAAP)	$29,308	$23,587	$24,481

Total Average Common Equity	$849,998	706,254	$639,151
Less Average goodwill and intangible assets	153,412	113,694	96,245
Average tangible common equity (non-GAAP)	$696,586	$592,560	$542,906

Return on average common equity (GAAP)	4.61%	12.39%	14.29%
Return on average tangible common equity (non-GAAP)	6.16%	15.29%	17.14%
Adjusted return on average tangible common equity (non-GAAP)	16.69%	15.97%	17.94%

1 Adjusted net income for the quarter ended September 30, 2025 uses a blended income tax rate of 24.74%, which is slightly higher than the effective tax rate utilized for GAAP earnings due to the tax treatment of certain acquisition related costs.